Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Park National Corporation 2005 Incentive Stock Option Plan of our reports dated February 25, 2005, with respect to the consolidated financial statements of Park National Corporation, Park National Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Park National Corporation, incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2004.

/s/ Ernst & Young LLP

Columbus, Ohio
July 26, 2005